Exhibit 99.B(d)(98)

SUB-ADVISORY AGREEMENT FOR
SEI INSTITUTIONAL INVESTMENTS TRUST (“SIIT”) –
HIGH YIELD BOND FUND
And
SEI INSTITUTIONAL MANAGED TRUST (“SIMT”) –
HIGH YIELD BOND FUND

THIS SUB-ADVISORY AGREEMENT is made as of this 9th day of December 2021 among T. Rowe Price Associates, Inc. (“TRPA”) a corporation organized under the laws of the State of Maryland, with its principal place of business at 100 East Pratt Street Baltimore, MD 21202, and T. Rowe Price Investment Management (“TRPIM”), a corporation organized under the laws of the State of Maryland, with its principal office and place of business at 100 East Pratt Street Baltimore, MD 21202.

W I T N E S S E T H

WHEREAS, SEI Investments Management Corporation (“Principal”), a corporation organized and existing under the laws of the State of Delaware has retained TRPA as its sub-adviser to render investment advisory services to the SIIT High Yield Bond Fund and the SIMT High Yield Bond Fund (each a “Fund”), a series of SIIT and SIMT respectively, which each is a Massachusetts business trust (each a “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to a Sub-Advisory Agreement for each Trust dated April 11, 2018, as amended (each a “Principal Advisory Agreement”); and

WHEREAS, TRPA desires to employ TRPIM as its investment sub-adviser, and TRPIM is willing to render investment sub-advisory services to TRPA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, TRPA and TRPIM hereby agree as follows:

1.              Appointment of TRPIM. TRPA hereby employs TRPIM as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of TRPA and Principal. TRPA appoints TRPIM as agent of TRPA to provide the services herein set forth on the terms contained in this Agreement, and TRPIM accepts such employment and agrees to render the services for the compensation herein provided.

2.              Duties of TRPIM.

(a)             TRPA employs TRPIM to act as its sub-advisor in managing and/or advising on the investment and reinvestment of the assets of the Fund in accordance with the Principal Advisory Agreement; to (as requested by TRPA) continuously review, supervise, and administer an investment program for the Funds; to (as requested by TRPA) determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Fund or that are under consideration for inclusion in the Fund; to implement the execution of trades for the Fund pursuant to Section 3 of this Agreement; to provide quantitative support (including performance attribution analysis) to TRPA in connection with the Fund; to provide the Trust (either directly or through TRPA) with all records concerning the activities of TRPIM that the Trust is required to maintain pursuant to Rule 31a-1 of the 1940 Act or as otherwise reasonably requested by TRPA; and to render or assist TRPA in rendering regular reports to the Trust officers and the Board of Trustees for the Trust concerning the discharge of TRPIM’s responsibilities hereunder. TRPIM will discharge the foregoing responsibilities subject to the supervision and oversight of TRPA, Principal, the Trusts’ officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to TRPIM in writing (either directly or through TRPA), and applicable laws and regulations. TRPIM agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)            TRPIM acknowledges and agrees that TRPA is ultimately responsible for all aspects of providing to the Fund the services required of TRPA under the Principal Advisory Agreement. Accordingly, TRPIM shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of TRPA and Principal. In furtherance thereof, TRPIM shall, without limitation, (i) upon reasonable request, make its offices available to representatives of TRPA and Principal for on-site inspections and consultations with the officers and applicable portfolio managers of TRPIM responsible for TRPIM’s duties hereunder, (ii) upon reasonable request, provide TRPA and Principal with copies of all records it maintains regarding its duties for the Funds, and (iii) report to TRPA or Principal (if requested) each calendar quarter and at such other times as TRPA or Principal may reasonably request regarding, if applicable (A) TRPIM’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by TRPIM to ensure compliance with United States securities laws and regulations applicable to TRPIM and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to TRPIM in writing (either directly or through TRPA) and (D) such other matters as TRPA or Principal may reasonably request.

(c)             To the extent permitted by law, TRPIM may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve TRPIM from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. TRPIM shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

3.              Securities Transactions. Among its responsibilities, TRPIM shall be permitted to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best overall terms available as detailed in the Principal Advisory Agreement, subject to written policies and procedures provided to TRPIM (either directly or through TRPA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. TRPIM will promptly communicate or assist TRPA in communicating to the Funds’ officers and the Board of Trustees such information relating to the portfolio transactions TRPIM has directed on behalf of the Fund as TRPA or such officers or the Board may reasonably request.

4.             Compensation of TRPIM. For the services to be rendered by TRPIM as provided in this Agreement, TRPA (and not the Trusts or the Funds) may pay TRPIM at the end of each of month a fee equal to the amount set forth on Schedule A attached hereto. For clarity, TRPA (and not the Trust, the Fund or SEI) shall be obligated to pay TRPIM fees hereunder for any period only out of and following TRPA’s receipt from SEI of advisory fees pursuant to Sections 4 and Schedules B of the Principal Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.              Compliance. TRPIM agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to TRPIM in writing (either directly or through TRPA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of TRPIM in relation to the Funds.

6.              Status of TRPIM. The services of TRPIM to TRPA under this Agreement are not to be deemed exclusive, and TRPIM will be free to render similar services to others so long as its services to TRPA under this Agreement are not impaired thereby. TRPIM will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds or the Trusts.

7.             Representations of Parties.

(a)            Representations of TRPA. TRPA represents, warrants and agrees as follows: (1) TRPA is duly authorized to delegate to TRPIM the provision of investment services to the Fund as contemplated in this Agreement; and (2) TRPA (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify TRPIM of the occurrence of any event that would disqualify TRPA from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)            Representations of TRPIM. TRPIM represents, warrants and agrees as follows: TRPIM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify TRPA of the occurrence of any event that would disqualify TRPIM from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

8.             Liability of TRPIM. Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of TRPIM, or reckless disregard of its obligations and duties hereunder, neither TRPIM nor its officers, directors, employees, agents or affiliates shall be subject to any liability to TRPA for any act or omission in the course of, or connected with, rendering services hereunder.

TRPA will indemnify TRPIM against any expense, cost, charge, loss or liability incurred by TRPIM arising out of, or in connection with:

(i)             TRPIM or any of its officers or agents acting under this Agreement; or

(ii)            any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by TRPA, its officers, employees or agents relating to TRPA’s performance of this Agreement (for the purposes of this Section 8(ii), TRPIM shall not be considered an agent of TRPA), except insofar as any loss, liability, cost, charge or expense is caused by the negligence, fraud, dishonesty or breach of this Agreement by TRPIM or any of its officers, employees or agents. This obligation continues after the termination of this Agreement.

TRPIM agrees to indemnify TRPA for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TRPIM) or litigation (including reasonable legal and other expenses) to which TRPA may become subject as a result of any untrue statement of a material fact contained in disclosure provided by TRPIM for inclusion in the Fund’s regulatory filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading; provided that TRPIM shall have been given written notice concerning any matter for which indemnification is claimed under this section.

Notwithstanding the foregoing, TRPIM is not liable to TRPA for any indirect, special, punitive or consequential loss, including loss of profits, opportunity or reputation (whether or not in the contemplation of the relevant party at the date of this Agreement).

9.             Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by TRPA (i) upon 60 days' written notice to TRPIM; or (ii) upon material breach by TRPIM of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. TRPIM may terminate this Agreement, without payment of any penalty, (1) upon 60 days' written notice to TRPA; or (2) upon material breach by TRPA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to TRPA, at: T. Rowe Price Associates, Inc.

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attention: Legal Subadvised

E-mail: Legal_Subadvised@troweprice.com

If to TRPIM, at: T. Rowe Price Investment Management, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

Attention: Legal Subadvised

E-mail: Legal_Subadvised@troweprice.com

This Agreement may be amended by mutual consent of the parties hereto upon prior approval by the Board of Trustees of the Trusts.

10.           Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

11.           Confidentiality. TRPIM shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than TRPA, the Trust, the Board of Trustees, Principal, and any director, officer, or employee of TRPA, the Trust, or Principal, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over TRPA or TRPIM, (iii) for information that is publicly available other than due to disclosure by TRPIM or its affiliates or becomes known to TRPIM from a source other than TRPA, the Trust, the Board of Trustees, or Principal, or (iv) information that is required to be disclosed for the purposes of providing services pursuant to this Agreement.

12.           Proxy Policy. TRPIM acknowledges that Principal and TRPA have agreed, within Section 1(h)(i) of the Principal Advisory Agreement, regarding how proxies will be handled and that TRPA shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

13.            Anti-Money Laundering Program. TRPIM and TRPA each agree that: (i) it has 5 in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other “know your customer” requirements. Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering. Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing. In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party’s anti-money laundering program as they may reasonably request.

14.            Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

T. Rowe Price Associates, Inc.

By:	/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President

T. Rowe Price Investment Management

By:	/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President

Agreed and Acknowledged by SEI Investments Management Corporation

By:	/s/ Stephen MacRae
Name: Stephen MacRae
Title: Vice President

SCHEDULE A

Compensation of TRPIM

Date: December 9, 2021

For the services to be rendered by TRPIM to each Fund as provided in this Agreement, TRPA (and not SEI, the Trusts or the Funds) may pay TRPIM a fee, if any, up to, but not more than 60% of all fees actually paid by SEI to TRPA in the prior month under Section 4 and Schedule B of the Principal Advisory Agreement for each Fund. Such percentages may change at any time based upon revisions or supplements to this Schedule A.